EXHIBIT 21
AMERICAN GREETINGS CORPORATION
Subsidiaries of the Registrant

Subsidiary	State / Jurisdiction of Incorporation

A.G. (U.K.), Inc.	Ohio
AGC Funding Corporation	Delaware
AGC Holdings, LLC	Delaware
AGC, LLC	Delaware
AGCM, Inc.	Ohio
A.G.C. Investments, Inc.	Delaware
AG Interactive, Inc.	Delaware
Carlton Cards Limited	Canada
Carlton Cards Retail, Inc.	Connecticut
Carlton Mexico, S.A. de C.V.	Mexico
Cloudco, Inc. (d/b/a AG Properties)	Delaware
John Sands (Australia) Ltd.	Delaware
Microcourt Limited	United Kingdom
Recycled Paper Greetings, Inc. (n/k/a Papyrus-
Recycled Greetings, Inc.)	Illinois
PhotoWorks, Inc.	Washington
Those Characters From Cleveland, Inc.	Ohio
UK Greetings Limited	United Kingdom